UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                            SEC File Number - 0-12422

                           ---------------------------

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

  ( ) Form 10-K ( ) Form 20-F ( ) Form 11-K (X) Form 10-Q ( ) Form N-SAR

                         For Period Ended: June 30, 1999
                                          --------------

                    ( ) Transition Report on Form 10-K
                    ( ) Transition Report on Form 20-F
                    ( ) Transition Report on Form 11-K
                    ( ) Transition Report on Form 10-Q
                    ( ) Transition Report on Form N-SAR
                        For the Transition Period Ended:
                                                        --------------------

   READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE

Nothing in the form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


                         PART I - REGISTRANT INFORMATION


                             INDIANA UNITED BANCORP
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                             Full Name of Registrant


          -------------------------------------------------------------
                            Former Name if Applicable

                                 201 N. BROADWAY
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            Address of Principal Executive Office (Street and Number)

                            GREENSBURG, INDIANA 47240
          -------------------------------------------------------------
                            City, State and Zip Code


                        PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box)

( ) (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense:

(X) (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

( ) (c) The accountant's statement or other exhibit required by Rule
        12b-25(c) has been attached if applicable

                              PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.
(Attach Extra Sheets if Needed)

The corporation had difficulty compiling and consolidating the information needed for a newly acquired non-public subsidiary bank due to the lack of more detailed information.


                           PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Donald A. Benziger S.V.P. & CFO                 812       663-0157
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     (Name)                                       (Area code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).(X) Yes ( ) No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? ( ) Yes (X) No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made:

                             INDIANA UNITED BANCORP
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


DATE: August 15, 2000    BY: /s/ DONALD A. BENZIGER
      ---------------        -------------------------------------
                                 DONALD A. BENZIGER
                                 Senior Vice President and CFO